Exhibit 10.20

Versata, Inc. 300 Lakeside Drive, Suite 1300, Oakland, CA 94612-3537 ph 510.628.1000 fx 510.238.4101

June 7, 2005

Mr. David Chamberlain

Re:	Interim CEO Employment Agreement

Dear David:

We have all enjoyed our recent discussions with you about your joining Versata, Inc. I am excited that you share our enthusiasm about the success and growth opportunities we see in delivering industry-leading development and deployment products built on a firm strategic base. The following offer of employment will be contingent on successful completion of Versata’s pre-employment processes.

We are very pleased to offer you the interim position of President and Chief Executive Officer, reporting directly to the Board of Directors (the “Board”). You will be located in our Oakland office. Your start date will be June 15, 2005. The exclusive terms of your employment with Versata Inc. are set forth below.

•	This interim position of President and Chief Executive Officer will have a term of five months, commencing on June 15, 2005 and ending on November 15, 2005 (the “Interim Term”). Prior to the end of the Interim Term, the Board will reconsider your employment and if applicable, provide you with a new employment agreement, within one month after the end of the Interim Term. During the Interim Term, the Board will not terminate your employment for any reason other than for Cause (as defined below) and requests that if you terminate this employment relationship, you provide the Board thirty days prior written notice. If the Board decides not to renew your employment or you terminate employment prior to the end of the Interim Term, you will not be entitled to any additional compensation or salary post termination, or any other payment from Versata, Inc.

•	You will be paid a total annual salary of $250,000 USD, prorated for the Interim Term in the monthly amount of $20,833.33, paid on a semi-monthly basis, less all applicable federal, state and local tax withholding obligations.

•	You shall be designated as an officer of the company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;

•	As an officer of the company, you are eligible to earn two milestone performance bonuses of $50,000 each to be paid in the following quarter after completion of the milestone. The criterion for the milestone performance bonuses requires the achievement of specific management objectives (MBOs) set by the Board and agreed upon by you within six weeks after signing this offer letter.

•	Your responsibilities will be those outlined during your interview process, as specified by the Board, and will be formally drawn up and presented to you soon after your start date.

•	You will be eligible to participate in Versata’s qualified retirement and welfare benefit programs under the terms set forth in the documents governing the plan. (A summary of these plans is enclosed.)

•	You agree to abide by the policies and procedures outlined in the Human Resources Guidelines. You will receive this information at your orientation.

•	For purposes of this offer letter, Cause means (i) your willful failure to perform the assigned duties and responsibilities reasonably assigned to you that are not corrected within a fifteen (15) day correction period, after there has been delivered to you a written demand for performance from the Board which describes the basis for the belief of the Board that you have not substantially performed your duties; (ii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of Versata, Inc. with the intention or reasonable expectation that such may result in your substantial personal enrichment; (iii) your conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes has had or will have a material detrimental effect on Versata, Inc.’s reputation or business, or (iv) you materially breach the Proprietary Information and Inventions Agreement which breach is (if capable of cure) not cured within fifteen (15) days after Versata, Inc. gives you written notice of the breach.

This offer of employment is contingent upon your ability to produce documents sufficient to demonstrate identity and authorization to work in the United States as required by the Immigration Reform and Control Act. On your first day of employment, please bring the necessary original documents, as outlined on the enclosed 1-9 Form, to verify your identification. In addition, Versata requires that the Proprietary Information and Inventions Agreement be signed and returned with your signed offer letter.

This offer letter, together with the various documents referenced herein, represent the complete offer by the Company. No other agreements (verbal or otherwise) or benefits which are not specifically cited shall be in effect. If there is any element of our offer that you feel is unclear or not covered, please contact Deana Stanger in Human Resources.

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This offer letter will be governed by the laws of the State of California (with the exception of its conflict of law provisions) as if it was entered into by California residents and as if it was to be performed entirely within California. Venue for all disputes hereunder shall be in Alameda County, California.

At Versata, Inc., our long-term success depends on both the results we achieve and the way we make these results happen. We set high standards for our people, our products and our processes. Quality must set us apart. We set high standards of personal integrity and ethics in all our business ventures. We, at Versata, Inc., feel that you will make an invaluable addition to our team and it is with great enthusiasm that I hope you accept this offer of employment.

To show your acceptance of this offer, please sign, this letter in the space indicated and return it, along with the signed Proprietary Information and Inventions Agreement no later than June 8, 2005.

Sincerely,

/s/ GARY MORGENTHALER
Gary Morgenthaler Chairman of the Board

AGREED, ACKNOWLEDGED AND ACCEPTED:

/s/ DAVID CHAMBERLAIN		June 8, 2005
David Chamberlain	(Signature)	Date

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